Exhibit 10.1

Sage Therapeutics

2016 Annual Bonus Incentive Plan

Objectives

•	To provide incentive to employees to focus on and contribute to achieving and exceeding our corporate goals consistent with our Pay-for-Performance philosophy and culture.

•	To recognize employees for achieving and exceeding individual goals that contribute to the success of Sage.

•	To attract and retain talent in a competitive marketplace.

•	To ensure that our total compensation is competitive with the external marketplace when we achieve and exceed our corporate goals.

Plan Design: how it works for you

Eligibility

•	All regular full-time Sage employees. Eligibility for the Plan will be determined on a case-by-case basis for regular employees who work less than full time.

Target Bonus

•	The size of your target bonus is based on your position and is expressed as a percentage of your base salary. You will be informed of your target bonus percent at hire and upon any position change or change to overall bonus targets.

Adjusting Your Actual Target Bonus Based on Company Performance

•	Once we have year-end performance results, we will adjust the amount of your current potential target bonus in dollars, based on the company’s performance against our company-wide goals, as determined by our Board of Directors, upon the recommendation of the Compensation Committee. Your target bonus may be adjusted up or down depending on Sage’s overall corporate performance percentage for the year.

Bonus Determinants

•	Once your adjusted bonus target (in $$) is determined (i.e. by applying the corporate performance percentage), actual payout eligibility will be determined based on your individual performance percentage applied to the adjusted target. Based on the results of your performance review, demonstration of core values and goal achievement, as determined by your manager under procedures and guidelines established by the Leadership Team, you will be eligible to receive an individual payout percentage which is then applied to the adjusted target to determine your bonus payout. Notwithstanding the foregoing, in the case of the CEO, the level of individual goal achievement and bonus pay-out will be determined by the Board of Directors with the input and recommendation of the Compensation Committee, and in the case of the members of the Leadership Team other than the CEO, the level of individual goal achievement and bonus pay-out will be determined by the Compensation Committee with the input and recommendation of the CEO.

Sage Corporate Performance Goals

•	Sage Corporate Performance Goals will be defined and approved by the Board annually. After the end of the fiscal year, the Board, upon the recommendation of the Compensation Committee, will approve a percentage of total goal achievement that will be used to determine the payout of bonuses, if any. This percentage will be used to determine the Sage bonus pool. The Compensation Committee has the discretion to adjust upward or downward the corporate performance percentage as deemed appropriate.

•	A more complete definition of Corporate Performance Goals and the method of calculating related bonuses may be found in the appendices of this document

Individual Performance Goals

•	Individual goals will be agreed annually by you and your manager.

•	Your manager will determine the weighting of each individual performance goal.

•	In the case of the CEO, the Compensation Committee shall review and approve any additional corporate goals, and the weighting of such goals, that may be relevant to the compensation of the CEO.

•	There may be minimum thresholds of overall or individual goal performance that must be achieved to be eligible for a bonus. If you do not meet this threshold goal achievement you will not be eligible for any bonus payout (corporate or individual).

•	A more complete definition of Bonus Requirements and Individual Performance Goals may be found in the appendices of this document.

Discretion of Compensation Committee

•	Notwithstanding the foregoing, the Compensation Committee may adjust bonuses or grant discretionary bonuses to individuals under this plan based on individual performance goals or achievements and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

Performance Period

•	January 1 through December 31 for the applicable fiscal year.

Payment Timing

•	Sage shall make any bonus payouts within 74 days following the end of the fiscal year.

•	If multi-year Corporate Performance Goals are set, any related bonus payouts will be made within 74 days of the end of the fiscal year in which the portion of the Goal was achieved.

Terms and Conditions

•	All of the provisions of this Bonus Incentive Plan description are subject to the attached General Terms and Conditions. In the event of any conflict between the foregoing description and the General Terms and Conditions, the General Terms and Conditions will prevail. You should read the General Terms and Conditions carefully, and ask questions if there is any provision you do not understand.

General Terms and Conditions

Approval Process/Administration of the Plan

The Bonus Incentive Plan Document has been approved by the head of Human Resources, the CEO and the Compensation Committee. Payment under this plan will be determined after the final corporate goal achievement rating has been approved by the Board. The year-end payout will encompass goals for the entire year.

Eligibility for Participation

Regular full-time employees, and those part-time employees who are designated for participation by the head of Human Resources, will be eligible to participate in this plan unless specifically excluded. Exclusion of an otherwise eligible employee must have appropriate approvals by the CEO and the head of Human Resources.

New Hire or Position Change

Bonuses to the extent otherwise payable will be pro-rated for the applicable plan year under the following circumstances based upon the number of months that the action is effective, including partial months. The basis for calculation will be year-end salary (except in cases of movement between full-time and part-time employment).

New Hire - New Hires bonus plan eligibility commences on the first day of employment and will be prorated in the first calendar year of employment based on month of hire. If your hire date is in December, you will not be eligible for a bonus payout for that year.

Position Change - An employee who in any calendar year moves into a position with a different bonus target may have the bonus payout prorated based upon bonus target and salary for months in such year in each position and the timing of the movement.

Leaves of Absence/Disability Leave: review and recommendation of the CEO and the head of Human Resources

Any employee who takes a personal leave of absence may be eligible to receive a pro-rated bonus based on time actually worked during the plan year. Any employee on a medical leave of absence will be eligible for a full bonus payment for up to twelve weeks of medical leave. If the medical leave extends beyond twelve weeks, the employee may not be eligible for further bonus payment while they are on leave beyond twelve weeks. In this case, payments may be pro-rated based on time actually worked.

Any bonus payment discussed in this section will only be paid based upon evaluation of Corporate and Individual performance, and after review and recommendation by the CEO, and the head of Human Resources and, with respect to Leadership Team members, also by the Compensation Committee.

Terminations

If an individual’s employment with Sage terminates, for any reason, prior to the date a bonus payment is made, the individual will not be eligible to receive any bonus payment, notwithstanding any notice periods or severance payments in lieu of notice required under local law. The CEO and the head of Human Resources may make exceptions to this requirement for employees who are not members of the Leadership Team, based on the circumstances of the termination. The Compensation Committee may make exceptions to this requirement for Leadership Team members, if recommended by the CEO and the head of Human Resources. In situations where an employee has provided or been provided a notice of termination but has not yet terminated employment as of the date bonuses are paid, bonus eligibility will be determined by the head of Human Resources and the CEO in the case of employees who are not members of the Leadership Team, and by the Compensation Committee in the case of members of the Leadership Team, in each case subject to local laws.

Retirement/Death - An employee who retires or in the case of death of an employee, he/she may be eligible for a pro-rated payment through the last day of month worked and will be determined on a case by case basis. Payouts will be made upon normal bonus payment schedule. Retirement is defined as ceasing to be employed by the Company upon: (a) reaching 65 years of age; or (b) reaching 55 years of age and completing at least 10 years of service. The Compensation Committee may make exceptions in either of these situations, if recommended by the CEO and the head of Human Resources.

Terminations and Rehire in the Same Plan Year

Employees who terminate involuntarily, and are rehired during the same plan year, are eligible for a bonus based on all months worked during the year, including partial months.

Employees who terminate voluntarily, and are rehired during the same plan year, are eligible for a bonus based only on the months worked following the rehire date.

All Bonuses are Subject to Discretion of Compensation Committee

Any bonus payment provided for under this Plan is completely discretionary, and is not considered earned or accrued by an employee until it is actually paid. Eligibility to participate does not guarantee that any bonus will actually be paid for a given performance period, and in some cases an eligible employee may not receive any bonus under this Plan.

Miscellaneous

The CEO and the head of Human Resources shall review the operation of the Plan and these General Terms and Conditions. If at any time continuation of the Plan or any of its provisions becomes inappropriate or inadvisable, the Plan or its provisions may be revised, modified, suspended or withdrawn upon approval by the Compensation Committee. The Company reserves the right to interpret the Plan in its sole discretion.

All bonus payments made under the Plan shall be subject to income and employment tax withholding as required by applicable law.

Participants do not have any right or interest, whether vested or otherwise, in the Plan or in any award until a bonus is actually paid. Nothing contained in the Plan or in these General Terms and Conditions shall require the Company to segregate or earmark any cash, shares of stock or other property. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or of any subsidiary to dismiss and/or discharge any employee at any time.

These General Terms and Conditions are a summary intended to assist in the administration of the Plan. In cases where the Plan or these General Terms and Conditions conflict with the rules and regulations adopted by the Board and its designated Committee, or any severance agreement or policy providing for payment of all or a portion of the annual incentive award, those shall take precedence and be followed.

Eligibility and participation in the Plan, inferred or written, shall not be construed as an employment contract, either expressed or implied, between the company and the participant. It is expected that the participant will fully comply with all company requirements regarding performance and conduct at all times. Sage maintains an employment-at-will relationship with its employees such that the employee is free to resign and the company is free to terminate the employee consistent with the policies, procedures, terms, and conditions of the company.

Appendices

Corporate Performance Goals: Definition

Corporate Performance Goals An employee may receive a bonus payment under this Incentive Plan based upon the attainment of one or more performance objectives that are established by the Board of Directors and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Goals”), which may include one or more of the following: cash flow (including, but not limited to, operating cash flow and free cash flow); sales or revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; development, clinical or regulatory milestones; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. The Corporate Goals may differ from employee to employee, but are typically expected to apply to all employees of Sage.

Calculating Corporate Performance Goals: Definition

Calculating Corporate Performance Goals: Results At the beginning of each applicable performance period, the Board of Directors based on the recommendations of the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any employee. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Board of Directors at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

Bonus Requirements: Individual Goals: Definition

Bonus Requirements: Individual Goals Any bonuses paid to employees under this Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate and Individual Performance Goals. No bonuses shall be paid to employees unless and until the Board of Directors makes a determination with respect to the attainment of the performance targets relating to the Corporate Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under this Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to executives and employees under this Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

This document is intended to replace the SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

ADOPTED: April 27, 2016

EFFECTIVE: April 27, 2016